Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors
W. R. Berkley Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-155724) on Form S-3 and (No. 333-33935), (No. 33-88640), (No. 33-55726) and (No. 333-127598) on Form S-8 of W. R. Berkley Corporation of our reports dated February 26, 2010 with respect to the consolidated balance sheets of W. R. Berkley Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear or are incorporated by reference in the December 31, 2009 Annual Report on Form 10-K of W. R. Berkley Corporation.

KPMG LLP

New York, New York

February 26, 2010

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